SUB-ITEM 77H


As of December 31, 2009, the following entities no longer own 25% or more of a Fund's voting securities:


    PERSON/ENTITY                                                       FUND


Hartford Life & Annuity                                                   VEG

Massachusetts Financial Services Co.                                      VMM

Hartford Life & Annuity                                                   VTR

As of December 31, 2009, the following entities now own more than 25% of a Fund's voting securities:


  PERSON/ENTITY                            FUND                      PERCENTAGE


Ameritas Life Insurance Corp.              VRI                         30.29%

The Lincoln National Life Insurance Co.    VUF                         30.07%